Exhibit 10.37
Addendum 4
This Addendum 4 becomes part of the Xcelerate Partner Agreement (the “Agreement”) dated August 2, 2001, between NSI and Sunbelt Software Distribution, Inc. (“VAR”).
The following language shall be changed in the agreement.
Section 12 (a) referenced in Addendum 3 shall be replaced as follows:
(a) Term: This Agreement shall continue in effect until July 1, 2004 with all existing discounts and rebates in force until such termination except for the Dell opportunities that expired on August 1, 2002. The parties agree that the term of the Agreement will renew for another twelve months unless any one of the following events occur prior to the expiration date: (a) VAR breaches any term of the Agreement; (b) the sale or transfer by NSI of the Licensed Software to another party such that the receiving party shall have exclusive rights thereof, or (c) NSI is party to a merger or an acquisition during the term of the Agreement.
“Exclusivity” referenced in Addendum 3 shall be replaced as follows:
VAR agrees not to sell and promote any products that are directly competitive to NSI’s existing Licensed Programs, including any competitive products provided by Legato, Veritas, and Computer Associates. VAR shall have the option, at its sole discretion, of going to a non-exclusive relationship upon the completion of a Merger or Acquisition of all or substantially all of NSI’s assets.
Additionally, upon mutual agreement of the parties, VAR shall be given the option of going to a non-exclusive relationship in the event of a change to NSI’s business strategy such that VAR’s revenue opportunity is materially affected (a “Business Event”), and such a Business Event, if any, shall be considered exclusively of another Business Event. An example of a Business Event would be if NSI entered into an OEM agreement with a major computer supplier. If such mutual agreement cannot be reached within one hundred thirty five (135) days of the Business Event, Sunbelt may then have the option to terminate this agreement at will at that time; or change to the Xcelerate Partner Agreement (which shall be materially similar to the current version 1.7, especially with regard to non-exclusivity) for a period of nine months. Otherwise the Existing Agreement continues in full force as is.

Network Specialists, Inc.		Sunbelt Software Distribution, Inc.
By:	/s/ Scott Meyers	By:	/s/ Alex [ ]

Printed:	Scott Meyers	Printed:	Alex [ ]

Title:	COO	Title:	President

8/27/02